Exhibit 99.1

Investor Relations:	Media Relations:
Bonnie Mott	Ric Chope
Verisity Ltd.	Verisity Ltd.
650/934-6800	650/934-6800
bonnie@verisity.com	ric@verisity.com

VERISITY ANNOUNCES REVENUE OF $13.7 MILLION FOR SECOND QUARTER FISCAL 2004

•	Strong bookings across product line drove substantial growth in backlog

•	Deferred revenue grew 11% sequentially

•	Broadened product offerings with SpeXtreme, the second integrated solution since February 2004 Axis Systems acquisition

MOUNTAIN VIEW, Calif., July 26, 2004 — Verisity Ltd. (Nasdaq: VRST), the leading supplier of Verification Process Automation (VPA) solutions, today announced financial results for the second fiscal quarter ended June 30, 2004. Revenue for the quarter was $13.7 million, a 10% increase from revenue of $12.5 million for the quarter ended June 30, 2003, and a 24% increase from revenue of $11 million for the quarter ended March 31, 2004.

The Company’s net loss under generally accepted accounting principles (GAAP) for the quarter ended June 30, 2004 was $2.5 million, or ($0.11) per diluted share, compared to net income of $2.2 million, or $0.10 per diluted share, for the quarter ended June 30, 2003 and net loss of $2.2 million, or ($0.10) per diluted share, for the quarter ended March 31, 2004.

Non-GAAP net loss for the quarter ended June 30, 2004 was $0.6 million, or ($0.02) per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, for the quarter ended June 30, 2003 and net loss of $1.0 million, or ($0.04) per diluted share, for the quarter ended March 31, 2004.

Revenue for the six months ended June 30, 2004, was $24.7 million, a 2% increase from revenue of $24.2 million for the six months ended June 30, 2003. For the six months ended June 30, 2004, the Company’s net loss was $4.7 million, or ($0.21) per diluted share, compared to a net income of $4.1 million, or $0.19 per diluted share, for the six months ended June 30, 2003. Non-GAAP net loss for the six months ended June 30, 2004 was $1.5 million, or ($0.07) per diluted share, compared to net income of $4.1 million, or $0.19 per diluted share, for the six months ended June 30, 2003.

Non-GAAP figures for the first and second quarter of 2004 exclude non-cash charges related to equity issuances, amortization of deferred compensation, and amortization of intangible assets resulting from the acquisition of Axis Systems which was completed on February 9, 2004. A reconciliation of GAAP to non-GAAP net income (loss) for the quarter ended June 30, 2004 and the six month ended June 30, 2004 is included with this press release.

“We are very pleased with our financial results for the quarter. We built substantial backlog while growing revenue to $13.7 million. Customers have embraced our expanded product offerings, quickly validating our recent strategic acquisition of Axis Systems,” said Moshe Gavrielov, chief executive officer of Verisity. “We are now able to offer customers the full complement of solutions required for block, chip and system level verification. This has significantly fortified our competitive position in the verification marketplace. Our quick integration of Axis Systems allowed us to announce our SpeXtreme solution, integrating our market leading testbench automation solution with simulation, acceleration and emulation. SpeXtreme targets high performance chip- and system-level verification that will enable customers to significantly increase their verification performance,” added Gavrielov.

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. We do not plan to update, confirm or change this guidance until our next earnings conference call except by press release in the case of material events.

•	Revenue in the third quarter of 2004 is expected to be approximately $15.0 to $15.3 million

•	Non-GAAP loss per share in the third quarter of 2004 is expected to be approximately ($0.01) to ($0.02)

•	Revenue for fiscal 2004 is expected to be between $56 and $58 million

•	Non-GAAP loss per share for fiscal 2004 is expected to be between ($0.05) and ($0.09)

A schedule showing a reconciliation of the business outlook from GAAP to non-GAAP is included in this release.

Verisity’s earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://www.verisity.com. Following the conclusion of the webcast, a replay will be available via Verisity’s web site at http://www.verisity.com through August 2, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on July 26, 2004 through August 2, 2004. To listen to a replay, call (719) 457-0820, access code 759072. The Company plans to include a business outlook in the conference call.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude non-cash charges related to equity issuances, amortization of deferred compensation, and amortization of intangible assets resulting from the acquisition of Axis Systems which was completed on February 9, 2004. Verisity provides these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore is helpful to understanding Verisity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Verisity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies. For more information regarding the foregoing, including Verisity’s unaudited non-GAAP condensed combined consolidated balance sheet as of December 31, 2003 and unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003, please refer to Verisity’s Current Report on Form 8-K/A, Amendment No. 1, filed with the Securities and Exchange Commission on April 22, 2004.

About Verisity

Verisity Ltd. (NASDAQ: VRST) is the leading supplier of process automation solutions for the functional verification market. The Company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to unit, chip/system and project level ‘total coverage’ and verification closure, while maximizing productivity, product quality and predictability of schedules. The Company’s strong market presence is driven by its proven technology, methodology and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

####

Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these factors include the Company’s ability to forecast accurately the Company’s short-term and long-term operating performance, the effects of continued economic and geopolitical uncertainty and the related effects on customers’ budgets, whether new or existing customers will purchase time-based or perpetual licenses, the timing of customer acceptance of the Company’s products following delivery and the timing of significant orders. Another factor that could cause actual results or performance to differ materially from those described in the forward-looking statements include the impact of the acquisition of Axis on the Company’s future operating or financial performance, including, but not limited to, the amount of additional investment required to develop integrated products. For a discussion of the factors and uncertainties relating to the acquisition, please refer to the Company’s public disclosures made in connection with the acquisition, including, but not limited to, the Company’s filings with the Securities and Exchange Commission, its news releases and its webcasts. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Verisity, the Verisity logo and Specman Elite are either registered trademarks or trademarks of Verisity Design, Inc. in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

Verisity Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003 (1)	Adjusted December 31, 2003 (2)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$53,100	$91,004	$58,713
Accounts receivable	14,623	11,444	14,533
Inventory	3,229	—	3,764
Other current assets	7,505	4,412	5,048

Total current assets	78,457	106,860	82,058

Property and equipment, net	4,640	3,298	4,680
Other assets	668	386	663
Unbilled receivables associated with merger	5,643	—	8,121
Deferred compensation associated with merger	4,515	—	5,938
Intangible assets	18,284	—	20,020
Goodwill	52,910	—	53,023

Total assets	$165,117	$110,544	$174,503

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$15,396	$12,855	$20,620
Deferred taxes	3,631	—	6,994
Deferred revenue	26,265	27,791	31,453

Total current liabilities	45,292	40,646	59,067

Other long-term liabilities	325	481	521
Long-term portion of deferred revenue	13,951	5,601	8,016
Shareholders’ equity:
Share capital	105,503	59,108	102,191
Retained earnings	46	4,708	4,708

Total shareholders’ equity	105,549	63,816	106,899

Total liabilities and shareholders’ equity	$165,117	$110,544	$174,503

(1)	Derived from the Company December 31, 2003 audited financial statements.
(2)	Adjusted to include Axis Systems as of the merger date, February 9, 2004 as if Axis Systems had been acquired on December 31, 2003. See Form 8-K/A filed on April 22, 2004.

Verisity Ltd.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
License	$7,816	$7,605	$13,701	$14,571
Maintenance	5,671	4,597	10,638	9,101
Other services	214	301	404	528

Total revenue	13,701	12,503	24,743	24,200

Total cost of revenue	1,330	759	2,268	1,457

Gross profit	12,371	11,744	22,475	22,743

Operating expenses:
Research and development	4,231	2,626	7,694	5,225
Sales and marketing	7,236	5,400	13,693	10,572
General and administrative	2,110	1,458	3,954	2,848
Non-cash charges related to equity issuances	1,217	66	1,985	32
Amortization of deferred compensation	854	—	1,423	—
Amortization of intangible assets	1,041	—	1,735	—

Total operating expenses	16,689	9,550	30,484	18,677

Income (loss) from operations	(4,318)	2,194	(8,009)	4,066
Other income, net	115	183	218	350

Income (loss) before income taxes	(4,203)	2,377	(7,791)	4,416

Income taxes provision (benefit)	(1,753)	190	(3,129)	352

Net income (loss)	$(2,450)	$2,187	$(4,662)	$4,064

Basic earnings (loss) per share:
Basic net income (loss) per ordinary share	$(0.11)	$0.11	$(0.21)	$0.21

Shares used in per share calculation	23,330	19,740	22,576	19,680

Diluted earnings (loss) per share:
Diluted net income (loss) per ordinary share	$(0.11)	$0.10	$(0.21)	$0.19

Shares used in per share calculation	23,330	21,348	22,576	21,188

Verisity Ltd.

Non-GAAP Consolidated Statements of Operations

(in thousands, expect per share data)

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue:
License	$7,816	—	$7,816	$13,701	—	$13,701
Maintenance	5,671	—	5,671	10,638	—	10,638
Other services	214	—	214	404	—	404

Total revenue	13,701	—	13,701	24,743	—	24,743

Total cost of revenue (A)	1,330	(16)	1,314	2,268	(31)	2,237

Gross profit	12,371	16	12,387	22,475	31	22,506

Operating expenses:
Research and development	4,231	—	4,231	7,694	—	7,694
Sales and marketing	7,236	—	7,236	13,693	—	13,693
General and administrative (B)	2,110	(21)	2,089	3,954	(35)	3,919
Non-cash charges related to equity issuance (C)	1,217	(1,217)	—	1,985	(1,985)	—
Amortization of deferred compensation associated with the merger (C)	854	(854)	—	1,423	(1,423)	—
Amortization of intangible assets (D)	1,041	(1,041)	—	1,735	(1,735)	—

Total operating expenses	16,689	(3,133)	13,556	30,484	(5,178)	25,306

Income (loss) from operations	(4,318)	3,149	(1,169)	(8,009)	5,209	(2,800)
Other income, net	115	—	115	218	—	218

Income before income taxes	(4,203)	3,149	(1,054)	(7,791)	5,209	(2,582)
Income taxes provision (benefit) (E)	(1,753)	1,260	(493)	(3,129)	2,084	(1,045)

Net income	$(2,450)	$1,889	$(561)	$(4,662)	$3,125	$(1,537)

Basic and diluted earnings (loss) per share:
Basic and diluted net income (loss) ore ordinary share	$(0.11)		$(0.02)	$(0.21)		$(0.07)

Shares used in per share calculation	23,330		23,330	22,576		22,576

Notes:

(A)	Adjusted to reduce the cost of products for the amortization created from purchase accounting, for the step up in fair value.
(B)	Adjustment to record deprecation of the difference between the estimated fair value and the historical amount of Axis’ property and equipment.
(C)	Adjustment to record the amortization of deferred compensation associated with the acquisition of Axis Systems.
(D)	Adjustment to reflect the amortization of the intangible assets associated with the Axis acquisition.
(E)	Adjustment to reflect the change in tax benefit due to non-cash charges (see notes A,B,C and D above).

Verisity Ltd.

As of July 26, 2004

Impact of Non-GAAP adjustments on

Forward Looking Diluted Net Income per Share

(unaudited)

	Quarter Ended September 30, 2004	Year Ended December 31, 2004
GAAP loss per share	$(0.15) to $(0.16)	$(0.39) to $(0.43)
Non-Cash charges related to equity issuances, net of tax effect	0.06	0.13
Amortization of deferred compensation associated with the merger, net of tax effect	0.05	0.11
Amortization of intangible assets, net of tax effect	0.03	0.10

Non-GAAP loss per share	$(0.01) to $(0.02)	$(0.05) to $(0.09)